Exhibit 99.2

NeoStem Appoints Stephen W. Potter to Board of Directors

NEW YORK, February 11, 2013 (GLOBE NEWSWIRE) – NeoStem, Inc. (NYSE MKT:NBS) ("NeoStem" or the "Company"), an emerging leader in the fast growing cell therapy market, today announced that the appointment of Stephen W. Potter to its Board of Directors.

Mr. Potter is a seasoned senior executive with extensive management experience at biotechnology and pharmaceutical companies. Most recently, Mr. Potter served as Senior Vice President of Operations and Corporate Development for Osiris Therapeutics, Inc. During his tenure at Osiris, he worked as a member of the senior leadership that achieved approval of the first-ever stem cell drug therapy, Prochymal®. He was also responsible for the launch and overall management of the Bio-Surgery business unit and had operational oversight for multiple functional areas including manufacturing, human resources, IT, legal, and business development.

Prior to his tenure at Osiris, Mr. Potter served as Senior Vice President of Corporate and Business Development at Genzyme Corporation. Over his ten years at Genzyme, he was the senior leader for its global corporate and business development team that provided strategic and transaction support, including support for many of Genyzme’s cell therapy opportunities. Mr. Potter has also held positions at DuPont Pharmaceuticals, E.I. Dupont de Nemours and Company, Inc., and Booz Allen & Hamilton. Mr. Potter earned a B.S. from University of Massachusetts and an MBA from Harvard Business School.

“For such an industry expert to select NeoStem is another validation of the company’s multi-faceted business strategy that combines a state-of-the-art contract development and manufacturing subsidiary with a medically important and advancing pipeline of cell therapy products, positioning the Company to benefit from the rapidly emerging cell therapy industry,” said Dr. Robin L. Smith, Chairman and CEO of NeoStem. “As the field of cell therapy continues to emerge, with NeoStem as a recognized leader, Stephen Potter’s successful track record of launching products, formulating and implementing business strategies and executing high profile and high value transactions will provide key insights and meaningful guidance as our portfolio advances into and through the clinic.”

Mr. Stephen W. Potter stated, "I look forward to sharing my experience in corporate and business development at companies like Osiris, Genzyme, and DuPont to help NeoStem execute its strategy, identify and evaluate new opportunities, and move its product candidates forward."

About NeoStem, Inc.

NeoStem, Inc. continues to develop and build on its core capabilities in cell therapy, capitalizing on the paradigm shift that we see occurring in medicine. In particular, we anticipate that cell therapy will have a significant role in the fight against chronic disease and in lessening the economic burden that these diseases pose to modern society. We are emerging as a technology and market leading company in this fast developing cell therapy market. Our multi-faceted business strategy combines a state-of-the-art contract development and manufacturing subsidiary, Progenitor Cell Therapy, LLC ("PCT"), with a medically important cell therapy product development program, enabling near and long-term revenue growth opportunities. We believe this expertise and existing research capabilities and collaborations will enable us to achieve our mission of becoming a premier cell therapy company.

Our contract development and manufacturing service business supports the development of proprietary cell therapy products. NeoStem's most clinically advanced therapeutic, AMR-001, is being developed at Amorcyte, LLC ("Amorcyte"), which we acquired in October 2011. Amorcyte is developing a cell therapy for the treatment of cardiovascular disease and is enrolling patients in a Phase 2 trial to investigate AMR-001's efficacy in preserving heart function after a heart attack. Athelos Corporation ("Athelos"), which is approximately 80%-owned by our subsidiary, PCT, is collaborating with Becton-Dickinson in the early clinical exploration of a T-cell therapy for autoimmune conditions. In addition, pre-clinical assets include our VSELTM Technology platform as well as our mesenchymal stem cell product candidate for regenerative medicine. Our service business and pipeline of proprietary cell therapy products work in concert, giving us a competitive advantage that we believe is unique to the biotechnology and pharmaceutical industries. Supported by an experienced scientific and business management team and a substantial intellectual property estate, we believe we are well positioned to succeed.

For more information on NeoStem, please visit www.neostem.com.

Forward-Looking Statements for NeoStem, Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's or its partners' successful development of AMR-001 and other cell therapeutics, the size of the market for such products, its competitive position in such markets, the Company's ability to successfully penetrate such markets and the market for its contract development and manufacturing business, and the efficacy of protection from its patent portfolio, as well as the future of the cell therapeutics industry in general, including the rate at which such industry may grow. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including but not limited to matters described under the "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2012 and in the Company's other periodic filings with the Securities and Exchange Commission, all of which are available on its website. The Company does not undertake to update its forward-looking statements. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

CONTACT: Trout Group
Lauren Kwiecinski, Senior Associate
Phone: +1-646-378-2934
Email: lkwiecinski@troutgroup.com